Exhibit 99.1

June 23, 2000

To All Limited Partners of Syndicated Grand Court Lifestyles Senior Living
Communities:

      As discussed in our letter dated May 31, 2000, Grand Court has made an application seeking the approval of the Bankruptcy Court to make distributions to limited partners of those communities which have excess cash flow available for distribution. A hearing on this application was held on June 12, 2000 and we are very pleased to report that the Bankruptcy Court has authorized these distributions. We expect to begin making distributions as soon as the Bankruptcy Court executes the Order approving the distributions.

      If all goes as planned, distributions on those senior living communities that have excess cash flow for the months of March and April will be sent out in the next few weeks, and continue on a monthly basis thereafter. With occupancy remaining stable and rent increases being implemented at most communities, we expect that other communities will have excess cash flow and begin distributions in future months.

      We are working very hard on your behalf during this difficult process and have made good progress in formulating a plan of reorganization. We have begun discussing the general structure of a plan of reorganization with the attorneys for the two creditors committees and expect to continue to move forward with the plan process on an expedited basis. We will do our best to keep you informed of significant developments as promptly as possible.

                                         Very truly yours,

                                         GRAND COURT LIFESTYLES, INC.


                                         By:_________________________________
                                         JOHN LUCIANI, Chairman of the Board and
                                         Chief Executive Officer

The Company is currently in a bankruptcy proceeding. All documents filed with the bankruptcy court are available to the public. The bankruptcy proceedings may affect the interests of shareholders in the Company. The Company advises you to seek the assistance of professionals knowledgeable about bankruptcy proceedings when making investment decisions concerning the Company. This letter contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the Company's ability to successfully reorganize, the possibility of liquidation if the Company cannot successfully reorganize and competitive factors affecting the long-term care services industry. For a discussion of other important factors, refer to the Company's documents and reports that are available from the Securities and Exchange Commission, including the Company's Annual Report on Form 10K for the fiscal year ended
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January 31, 1999 at Item 7. "Management's Discussion and Analysis of Financial
Condition and Results of Operations - Safe Harbor for Forward-Looking Statements." Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "expects", "intends", "believes", and similar expressions. The Company's actual results could differ materially from such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.